Exhibit 10.15

2024 Ameren Short-Term
Incentive Plan

Plan Summary
Effective January 1, 2024

Contents Page

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Summary
The Ameren Short-Term Incentive Plan (“STIP”) is intended to reward eligible Officers for their contributions to Ameren’s success. The STIP rewards Officers for results in the following categories: financial performance, safety, operational performance, customer, diversity, equity & inclusion, and individual performance during the plan year (January 1 - December 31). The STIP is approved by the Human Resources Committee of Ameren’s Board of Directors (“Committee”). The Committee reserves the right at its sole discretion to revise, modify, suspend, continue or discontinue the STIP at any time. The STIP is an annual plan that is offered to eligible Officers on a year-by-year basis. The Committee retains the discretion to not offer the STIP for a future plan year or, if it is offered, to establish different features, terms and conditions.

Eligibility
All Officers1 who are actively employed on the date the award is paid and who comply with the Confidentiality and Non-Solicitation obligations described below are eligible to participate in the STIP pursuant to the terms described herein and except as provided under “Impact of Events” (below). As a result, an award will not vest and become earned until payout.

Award Opportunities
Award opportunity percentages are set by the Committee. Annually, participants receive a communication statement regarding their short-term incentive target opportunity, expressed as a percentage of base salary. Base salary is defined, generally, as the salary at the end of the plan year or at the time of eligible termination of employment, if earlier. However, if the participant's salary changes during the plan year, proration will apply as specified in “Job changes during plan year" under “Impact of Events.”

Plan Structure
The STIP has three primary components: (1) annual performance metrics; (2) base award; and (3) individual performance modifier. Taken together, these components will determine an individual short-term incentive payout. These components and determination of the payout are described in more detail below.

Annual Performance Metrics
The performance metrics in the 2024 STIP are shown below:

Metric	Weight
Financial Performance: Earnings Per Share (EPS)	70%
Safety Performance: Safety c2c Engagement Rate Job-Safety Briefing c2c Interactions HSIF Count	2.5% 2.5% 5%
Operational Performance: INPO Performance Index	5%
Customer: SAIDI (Reliability) Customer Satisfaction (CSAT) Index	5% 5%
Diversity, Equity & Inclusion Economic Impact Indicator (EII) Candidate Slate Diversity	2.5% 2.5%

1 The role of Assistant Vice President is considered to be an Officer of the company and therefore, eligible for the Ameren Short-Term Incentive Plan.

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Definitions
Customer Satisfaction Index ("CSAT") – The CSAT Index measures customer satisfaction based on: 1) the percentage of customers who answer 5 out of 5 when asked about their overall satisfaction after completing:  a) a call; b) an IVR call interaction/transaction; c) one of 11 website transactions; or d) one of 8 field service orders, and 2) the percentage of final Estimated Safe Restoration Time (ESRT)s that are accurate within a 2.5 hour window for manual updates [2 hours before, 30 minutes after] and a 3.5 hour window for automatic updates [3 hours before, 30 minutes after] with no more than three customer updates for blue sky days.  The index will be weighted across the five components with a consideration for volume and impact of the customer interactions (25% calls, 20% IVR, 30% web, 15% field service, 10% ESRT).
Earnings Per Share (“EPS”) – The EPS goal represents GAAP continuing diluted EPS and is set generally consistent with earnings guidance and the proposed annual budget. EPS achievement levels may be adjusted to include or exclude specified items of an unusual nature or non-recurring or significant events not anticipated in the business plan when EPS achievement levels were established. Any such adjustment will be determined by the Committee at its sole discretion and only as permitted by the Ameren Corporation 2022 Omnibus Incentive Compensation Plan (“Plan”).
High-Energy Serious Injury and Fatality ("HSIF") – Ameren is transitioning in 2024 from using the current definition of SIF and instead using HSIF. HSIF is a SIF event where "high energy" (defined as 500 foot-pounds or greater) is released presenting risk of a serious injury or loss of life. This metric aligns with Ameren's focus on eliminating life-changing events and has a recognized industry definition based on objective criteria that reflect true injury severity. Moving to HSIF allows Ameren to put the appropriate amount of focus based on the potential hazard.
INPO Performance Index – Callaway Energy Center measures the overall plant performance over an 18-month performance period through an index of safety and reliability measures, consistent with the Institute of Nuclear Plant Operations (INPO) Index. This index is calculated using a weighted combination of WANO (World Association of Nuclear Operators) and INPO performance indicators and has a value between 0 – 100. A higher INPO score indicates higher performance.
Job-Safety Briefing c2c Interactions – Job safety briefing co-worker to co-worker interactions are the number of c2cs conducted by field-based leadership (1st line supervisors through VP) using a job-briefing c2c template designed to put focus on active participation, hazard identification and risk mitigation in the job briefing process. This is an Ameren-wide safety metric with each segment having a cascading portion of the corporate goal. Job-Safety briefings have been shown to have a high correlation with good safety outcomes. It also supports the importance of leadership being in the field to observe and coach on the briefing process. This metric measures the number of c2c's conducted using a Job-Briefing c2c template. The goals are established based on the percentage of Ameren workgroups expected to achieve their portion of the 2024 job-safety briefing c2c interaction target. The interaction is "counted" when the briefing is observed, coaching and/or positive feedback is provided using the checklist on the template and then logging the interaction into Safety One Source.
Officers are rewarded based on the percentage of Ameren workgroups that achieve their portion of the established job-safety briefing observations target.
Safety Co-worker to Co-worker (c2c) Engagement Rate -
The c2c engagement rate measures the percentage of co-workers (unique observers) that have performed c2c's during a month. Field-facing leaders are expected to perform more than one a month to meet their monthly goals. This increased field presence is designed to improve performance and further focus on areas of highest risk. Each month is

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mutually exclusive, and co-workers are encouraged to participate each month. Monthly engagement rate results are averaged to determine the annual engagement rate.
A c2c is a leading indicator for safety performance and represents a formal process for co-worker interactions with the goal of:
Reinforcing positive behaviors;
Providing constructive feedback;
Identifying and discussing corrective actions or continuous improvement opportunities;
Gathering safety behavior data for trending, sharing and learning; and
Proactively correcting behaviors to prevent injuries.
The Safety c2c Engagement Rate target for all Ameren co-workers for 2024 is 58%. Officers that are participants in the STIP are rewarded based on the percentage of management and bargaining unit workgroups that achieve the 58% c2c engagement rate.
System Average Duration Frequency Index ("SAIDI") – SAIDI is a standard customer reliability measure that assesses the total duration of the average customer interruption over a one-year period. The measure is calculated consistent with reporting standards of the Institute of Electrical and Electronics Engineers (IEEE), which excludes major events (e.g., major storms). A lower SAIDI result indicates higher performance. This metric is calculated based on the customer weighted average between Ameren Illinois and Ameren Missouri and is rounded to the nearest tenth.
Local Small & Local Diverse Business Economic Impact Indicator (EII) – The focus will be on amplifying the community impact of local small and local diverse businesses and to facilitate expanded eligibility criteria that will enable Ameren to partner with, develop and grow a larger pool of businesses located where Ameren may perform work toward its inclusive economic growth goals. The Local Small & Local Diverse Business Economic Impact Indicator (EII) is defined as Tier 1 spend achieved with local small and local diverse businesses in Missouri and Illinois. The local definition includes other states/provinces where Ameren may perform work. The metric is tailored to include a broader range of different business classifications: local small, minority-owned, women-owned, veteran/service-disabled-owned, disabled-owned, LGBTQ+ owned, and HUBZone businesses.
Candidate Slate Diversity – In alignment with Ameren's efforts to continue to build a diverse and inclusive workforce, this measure assesses the percentage of leadership positions filled during the Plan year that included a "qualified and diverse slate of candidates" when interviews were conducted. A qualified and diverse slate of candidates includes one or more qualified females, racially and/or ethnically diverse candidates, Protected Veterans, and/or individuals with a disability. This measure is calculated by dividing the number of leadership positions filled and closed during the Plan year that had diverse candidate slates by the total number of leadership positions filled and closed during the Plan year.

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Performance Achievement Levels
Three levels of performance achievement are established for each performance metric – Threshold, Target and Maximum. The three levels are defined as follows:
Base Award
Following the conclusion of the plan year, Ameren’s actual results for each of the performance metrics will be measured. Using these performance results, a formulaic Base Award will be determined for each Officer. Achievement between the established levels (threshold, target, and maximum) will be interpolated on a straight-line basis. Final results for each metric will be multiplied by the metric weighting and then rounded to the nearest tenth percent.

For the Safety c2c Engagement Rate and Job-Safety Briefing c2c Interaction metrics, the final results for purposes of the Base Award calculation will be subject to HSIF performance for the plan year, as follows:

HSIF Performance	Safety Payout Opportunity*
Achieve HSIF Count Target (or better) (HSIF Count equal to or less than 3 for 2024)	Actual safety results used for calculating base award
HSIF Count Target not achieved (HSIF Rate greater than 3 for 2024)	Payout based upon C2C engagement rate and job safety briefing C2C results, but capped at 100% for Officers.

In all cases, the Committee retains discretion to further adjust the safety payout based on a number of factors, including the following lagging metrics:

•High-Energy Serious Injury or Fatality (HSIF) - An event where "high energy" (defined as (500 foot-pounds) or greater) is released presenting risk of a serious injury or loss of life.
•Lost Workday Away ("LWA") – An event, which results in a co-worker missing an entire shift due to the injury as defined in OSHA 29 CFR 1904.
•Recordable Incident – An event or condition to be reported according to the criteria defined in OSHA regulation 29 CFR 1904.
•Fatality of an Ameren co-worker.

As described below, this formulaic Base Award will then be subject to modification based on your individual contributions and performance. The final award for each participant will be rounded up to the nearest $100.

Individual Performance Modifier
Your Base Award may be adjusted up or down by as much as 25%, based on your individual contributions and performance during the plan year. Demonstrated leadership and the achievement of key operational goals (besides

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those specifically measured under the Plan) are also considered when further modifying the Base Award for each Officer. In the case of poor or non-performance, an award may be adjusted down to zero.

If maximum results are achieved under the performance metrics and therefore, the Base Award is equal to 200% of the short-term target incentive opportunity, the individual performance modifier may only apply as a reduction to the Base Award.

Individual Short-Term Incentive Payout
The individual short-term incentive payout represents the actual short-term incentive award you will receive as a result of both Ameren’s performance and your own individual contributions and performance. The maximum payout under the STIP is 200% of your short-term target incentive target opportunity.

The following diagram shows how the final short-term incentive payment is calculated:

2024 STIP awards will be paid no later than March 15, 2025. Except as described below under “Impact of Events”, in no event will you be eligible for, or entitled to, a payment of an award if you are not actively employed with Ameren on the date the award is paid.
The Committee will review and has the authority to approve the final amount of payment. All payments are within the complete and sole discretion of the Committee. The final payment amount awarded to each Officer is final and conclusive and not subject to review. In the event an award is mistakenly calculated and paid, Ameren has the right to recover any overpayment of an award or to make an additional payment of an award that was underpaid.

Impact of Events

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The following table shows how the STIP payout is impacted by various employment events.

Event	Payout
Hire during plan year	The award pays out by March 15, 2025 based on 2024 base salary and final performance results, pro rata for the number of days worked in the plan year and subject to the individual performance modifier.
Job changes during plan year (salary increase, new role, etc.)
The award pays out by March 15, 2025 based on 2024 base salary and final performance results, pro rata based on any changes in short-term incentive target opportunity, salary, performance metrics and/or plan eligibility for each respective time period during the plan year, and subject to the individual performance modifier.

Death or retirement during plan year or following plan year but before award is paid (Retirement is defined as leaving the Company voluntarily at age 55 or older with at least 5 years of service)
Except as otherwise provided in this table, the award pays out by March 15, 2025 based on 2024 base salary and final performance results, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier. In addition, any amounts payable under the Plan shall be offset by any amount owed by the Officer to Ameren or any subsidiary.

Ameren-approved paid, unpaid, or military leave of absence during plan year
Treated as a period of normal employment.

For participants who begin receiving disability benefits under the Ameren Long-Term Disability Plan, the period of paid or unpaid leave leading up to and ending on the date prior to the date the participant begins long-term disability benefits is treated as a period of normal employment. In this situation, the award pays out by March 15, 2025, based on 2024 base salary and final performance results, pro rata for the number of days prior to the date you begin long-term disability benefits and subject to the individual performance modifier.

Involuntary termination resulting in eligibility for payment under the Ameren Corporation Severance Plan for Ameren Officers
The award pays out by March 15, 2025 based on 2024 base salary and final performance results, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier, contingent upon the eligible participant signing and returning the Company’s approved general release and waiver within the appropriate deadlines and without timely revocation. In addition, any amounts payable under the Plan shall be offset by any amount owed by the Officer to Ameren or any subsidiary.

Other involuntary termination	No payout if termination occurs during the plan year or following the plan year but before any award is paid, regardless of whether the participant is retirement eligible at the time of involuntary termination.
Voluntary Termination	No payout if termination occurs during the plan year or following the plan year but before any award is paid and participant is not otherwise retirement eligible at the time of voluntary termination.
Violation of Confidentiality or Non-Solicitation Provision, or engaging in conduct or activity that is detrimental to Ameren, as further described below	No payout if violation occurs before any award is paid. If violation occurs after the award is paid, the Officer will repay the award upon demand from Ameren.

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Confidentiality and Non-Solicitation Obligations
Confidential Information
Officers, by virtue of their position with Ameren, have access to and/or receive trade secrets and other confidential and proprietary information about Ameren’s business that is not generally available to the public and which has been developed or acquired by Ameren at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes, but is not limited to, information about Ameren’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, and/or personnel. As an Officer, you agree that, both during and after your employment with Ameren, you:
a.will only use Confidential Information in connection with the Officer’s duties and activities on behalf of or for the benefit of Ameren;
b.will not use Confidential Information in any way that is detrimental to Ameren;
c.will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party or person who is not authorized to receive, review or access the Confidential Information;
d.will not use Confidential Information for the Officer’s own benefit or the benefit of others, without the prior written consent of Ameren; and
e.will return all Confidential Information to Ameren within two business days of the Officer’s termination of employment or immediately upon Ameren’s demand to return the Confidential Information to Ameren.
Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by Ameren for reporting a suspected violation of law, the Participant may disclose Ameren’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
Non-Solicitation
In addition, in the event that you terminate employment with Ameren, you agree that, for one year from the end of your employment, you will not, directly or indirectly, on your behalf or on behalf of any other person, company or entity:
a.market, sell, solicit, or provide products or services competitive with or similar to products or services offered by Ameren to any person, company or entity that:
i.is a customer or potential customer of Ameren during the twelve (12) months prior to your termination of employment and
ii.with which you had direct contact with during the twelve (12) months prior to your termination of employment or possessed, utilized or developed Confidential Information about during the twelve (12) months prior to your termination of employment;
b.raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Ameren, or any person who was an employee or independent contractor of Ameren during the 24 months preceding your termination, to leave the employ of, terminate or reduce the person’s employment or business relationship with Ameren;
c.interfere with the performance of any Ameren employee or independent contractor’s duties for Ameren.

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Impact on Incentive Award Payment
If an Officer violates the Confidentiality and Non-Solicitation obligations or engages in conduct or activity that is detrimental to Ameren in the one year after employment with Ameren ends, then the Officer will not be eligible for the incentive award and the award will be rescinded. If an Officer violates the Confidentiality and Non-Solicitation obligations after the award is paid, or if Ameren learns of the violations after the award is paid, the Officer shall repay the award to Ameren within thirty (30) days of receiving a demand from Ameren for the repayment of the award.

Similarly, if an Officer engages in conduct or activity that is detrimental to Ameren after the award is paid, or if Ameren learns of the detrimental conduct or activity after the award is paid, and such conduct occurred less than one year after Officer's employment with Ameren ended, Officer shall repay the award to Ameren within thirty (30) days of receiving a demand from Ameren for the repayment of the award and Ameren shall be entitled to an award of attorneys' fees incurred in connection with securing such repayment.

Ameren Relief
The Officer acknowledges and agrees that the Confidentiality and Non-Solicitation provisions set forth above are necessary to protect Ameren’s legitimate business interests, such as its Confidential Information, goodwill, and customer relationships. The Officer acknowledges and agrees that a breach by the Officer of either the Confidentiality or Non-Solicitation provision will cause irreparable damage to Ameren for which monetary damages alone will not constitute an adequate remedy.

In the event of such breach or threatened breach, Ameren shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable or extraordinary relief that restrains any further violation or threatened violation of either the Confidentiality or Non-Solicitation provision, as well as an order requiring the Officer to comply with the Confidentiality and/or Non-Solicitation provisions. Ameren’s right to a restraining order, an injunction, or other equitable or extraordinary relief shall be in addition to all other rights and remedies to which Ameren may be entitled to in law or in equity, including, without limitation, the right to recover monetary damages for the Officer’s violation or threatened violation of the Confidentiality and/or Non-Solicitation provisions.

Finally, Ameren shall be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder and/or pursuant to a breach or threatened breach of the Confidentiality and/or Non-Solicitation provisions.

Recoupment Policy
For reference, if a Participant is a “Covered Executive” as defined in the Ameren Corporation Financial Restatement Compensation Recoupment Policy (as may be amended from time to time), any short-term incentive award paid under the STIP may be subject to forfeiture and/or recoupment in accordance with the terms of such applicable policy (or any other clawback or recoupment arrangements or policies the Company has in place from time to time that covers such Participant.

Administration
The STIP and the employee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee or its designee may adopt for administration of the Plan. The Committee, or its designee, is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of this STIP, all of which will be binding upon participants. The Committee has the authority to cap or reduce the final STIP payout results and make such other adjustments to the STIP pursuant to its discretion in the Plan. If any provision of this STIP conflicts in any manner with the Plan, the terms of the Plan shall control.

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Governing Law, Jurisdiction and Agreement to Arbitrate
The STIP shall be interpreted and governed in accordance with the laws of the State of Missouri.  Any action regarding the STIP, except for any dispute arising out of the above Confidentiality or Non-Solicitation provisions, shall be brought before binding Arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and pursuant to the Federal Arbitration Act.  Any dispute arising out of the above Confidentiality or Non-Solicitation provisions shall be brought in either the state or Federal court located in St. Louis, Missouri, and the Officer agrees to submit himself/herself to the jurisdiction of the state or Federal court located in St. Louis, Missouri without regard to conflicts of law principles or personal jurisdiction. If a court construes, all or any part of the above Confidentiality or Non-Solicitation provisions to be unreasonable or unenforceable, such court may revise the provision(s) to the maximum extent permitted by Missouri law and then enforce such provision(s) as so revised.

Miscellaneous
No Officer shall have any claim or right to receive an award under this STIP. Neither this STIP nor any action taken hereunder shall be construed as giving an employee any right to be retained by Ameren Corporation or any of its subsidiaries or to limit in any way the right of Ameren Corporation or any of its subsidiaries to change such employee’s compensation or other benefits or to terminate the employment or service of such person with or without cause. For purposes of this STIP, the transfer of employment by an employee between subsidiaries shall not be deemed a termination of the employee’s employment.

Contact
Questions regarding this plan may be directed to ExecutiveRewards@ameren.com, or you may call the Manager, Executive Rewards at 636.399.9224.

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